Exhibit 99.1

April 12, 2013
Dear CCPT III Shareholder,
Cole Real Estate Investments and the Board of Directors of Cole Credit Property Trust III, Inc. (CCPT III) remain steadfastly committed to your best interests as an investing shareholder. As such, we want to inform you that the CCPT III Board of Directors has taken action to suspend the Distribution Reinvestment Plan (DRIP) and Share Redemption Program (SRP). The following actions are designed to provide fair and equal treatment to all shareholders and typically are considered industry best practices in anticipation of a liquidity event. Below, please find important information regarding the Board's actions.
Distribution Reinvestment Plan
CCPT III's Distribution Reinvestment Plan is being suspended, not cancelled, until further notice.

•	All investors will continue to receive their full distributions.

•	After May 1st, all future distributions will be paid in cash.

•	Any prior reinvested distributions are not impacted.

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Our Investor Services team can provide you with assistance on directing cash distributions and answering your questions. For IRAs and other qualified accounts, distributions will be paid to the shareholders' trust company of record.

Share Redemption Program
CCPT III's Share Redemption Program is being suspended, not cancelled, until further notice.

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All share redemption requests received from stockholders during the second quarter of 2013 and determined by CCPT III to be in good order on or before April 22, 2013 will be processed in accordance with the terms, conditions and limitations of the SRP.

•	Any prior shares redeemed are not impacted.

•	Any requests for redemptions received after April 22, 2013, or which are not in good order before the close of business on April 22, 2013, will not be processed.
Thank you for your investment in CCPT III. If you have any questions about CCPT III, please contact your Financial Advisor or the Cole Investor Services team at 866-907-2653.
Sincerely,

Marc Nemer President and Chief Executive Officer Cole Real Estate Investments	Jeff Holland, CFA Executive Vice President & Head of Capital Markets Cole Real Estate Investments

Certain statements in this letter may be considered forward-looking statements that reflect the current views of CCPT III’s management with respect to future events. Forward-looking statements about CCPT III’s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result, outcome or performance in future periods. CCPT III does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.

Cole Real Estate Investments • 2325 East Camelback Road, Suite 1100 • Phoenix, Arizona 85016
P: 602.778.8700 • F: 602.778.8780 • www.ColeCapital.com